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                                                                    Exhibit 99.1


[ICU MEDICAL, INC. LOGO]

             ICU MEDICAL, INC. ANNOUNCES AMENDMENTS TO MARKETING AND
                DISTRIBUTION AGREEMENTS WITH ABBOTT LABORATORIES

         JANUARY 15, 2004, SAN CLEMENTE, CALIFORNIA -- ICU Medical, Inc., (NASDAQ/NMS:ICUI), a leading low-cost manufacturer of safe medical connectors and custom intravenous systems, today announced the execution of amendments to its existing marketing and distribution agreements with Abbott Laboratories (NYSE: ABT). The amendments extend the term of the agreements and provide Abbott with rights to distribute all ICU Medical products outside the United States.

Under the terms of the amendments, all products manufactured by ICU Medical, including the CLAVE(R) connector sets and custom I.V. systems, will be marketed and distributed outside the United States by Abbott's Hospital Products Division
(HPD), which will become Hospira, Inc., an independent global hospital products company, in the first half of 2004. The amended agreements are effective through 2014 and will be exclusive in certain areas, and non-exclusive in others. Financial terms were not disclosed.

"ICU Medical is excited to be part of Hospira's future global marketing plans," said George Lopez, M.D., chief executive officer, ICU Medical. "We look forward to continuing to enjoy a mutually beneficial relationship with Hospira for years to come."

The international market for custom IV products is relatively untapped. ICU will support the agreement in part through its recently acquired manufacturing facility in Verona, Italy.

ICU Medical develops, manufactures and sells medical connectors and custom intravenous systems. The Company's patented manufacturing method of producing and delivering low-cost, high-quality custom products fast and cost effectively has made it a leader in the custom I.V. system field.


The foregoing statement concerning ICU's Management's expectation with respect to future results is a forward looking statement based upon the best information currently available to Management and assumptions Management believes are reasonable, but Management does not intend the statement to be a representation as to future results. Future results are subject to risks and uncertainties, including the risk factors described in the Company's filings with the Securities and Exchange Commission, which include those in the Form 8-K dated February 15, 2002. Actual results in the future may differ materially from Management's current expectations.



CONTACT: Francis J. O'Brien
                  Chief Financial Officer
                  ICU Medical, Inc.
                  (949) 366-2183

                  Investor Relations
                  John Mills
                  Managing Director
                  Integrated Corporate Relations
                  (562) 256-7051